Exhibit 10.18

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is made as of February 23, 2016, by and between ARE-TECHNOLOGY CENTER SSF, LLC, a Delaware limited liability company (“Landlord”), and CALITHERA BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are now parties to that certain Lease Agreement dated as of February 14, 2013, as amended by that certain letter agreement dated as of March 31, 2013 and as further amended by that certain First Amendment to Lease Agreement dated as of October 30, 2013 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 29,080 rentable square feet (“Existing Premises”) in a building located at 343 Oyster Point Boulevard, South San Francisco, California (the “Building”).  The Existing Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Existing Premises by adding the balance of the Building, consisting of approximately 24,900 rentable square feet, and (ii) extend the Term of the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Second Expansion Premises.  In addition to the Existing Premises, commencing on the Second Expansion Premises Commencement Date (as defined in Section 2 below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain portion of the Building consisting of approximately 24,900 rentable square feet, as shown on Exhibit A attached hereto (the “Second Expansion Premises”).

2.

Delivery.  Landlord shall use reasonable efforts to deliver the Second Expansion Premises to Tenant on or before the Target Second Expansion Premises Commencement Date (“Delivery” or “Deliver”).  If Landlord fails to timely Deliver the Second Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Second Expansion Premises shall not be void or voidable, except as provided herein.  If Landlord does not Deliver the Second Expansion Premises to Tenant on or before April 1, 2017 (as such date may be extended for Force Majeure delays, the “Outside Delivery Date”), this Second Amendment may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Second Amendment, except with respect to provisions which expressly survive termination of this Second Amendment.  Notwithstanding anything to the contrary contained herein, in no event shall the Outside Delivery Date be extended by more than 30 days for Force Majeure delays resulting from Cytomx’s failure to surrender the Premises.  If Tenant does not elect to terminate this Second Amendment on or before the date that is 10 days after the Outside Delivery Date, such right to terminate this Second Amendment shall be waived and this Second Amendment shall remain in full force and effect.

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The “Second Expansion Premises Commencement Date” shall be the date Landlord Delivers the Second Expansion Premises to Tenant; provided, however, that in no event shall the Second Expansion Premises Commencement Date occur prior to December 1, 2016.  The “Target Second Expansion Premises Commencement Date” shall be December 1, 2016.  Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Second Expansion Premises Commencement Date and the Expiration Date of the Lease in the form of the “Acknowledgement of Premises Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Following the Second Expansion Premises Commencement Date and following written notice from Tenant, Landlord shall perform Landlord’s Work within a reasonable period following Landlord’s receipt of Tenant’s notice.  Tenant acknowledges that Landlord shall require access to the Existing Premises and the Second Expansion Premises following the Second Expansion Premises Commencement Date in order to complete Landlord’s Work (as defined below).  Landlord and its contractors and agents shall have the right to enter the Existing Premises and the Second Expansion Premises following the Second Expansion Premises Commencement Date in order to complete Landlord’s Work. Tenant acknowledges that Landlord’s completion of Landlord’s Work may adversely affect Tenant’s use and occupancy of the Existing Premises and the Second Expansion Premises.  Tenant waives all claims against Landlord in connection with Landlord’s performance of Landlord’s Work, including claims for rent abatement.  As used herein, “Landlord’s Work” shall mean providing touch-up paint and the installation of new carpet, using materials reasonably acceptable to Landlord and Tenant, in the Existing Premises and the Second Expansion Premises.

For the period of 90 consecutive days after the Second Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Second Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

Notwithstanding anything to the contrary contained herein, Tenant and Landlord acknowledge and agree that the effectiveness of this Second Amendment is conditioned on the satisfaction of the following condition precedent (“Condition Precedent”): that Cytomx Therapeutics, Inc. (“CytomX”), the tenant currently occupying the Second Expansion Premises pursuant to that certain lease agreement between Landlord and CytomX (“CytomX Lease”) enter, on or before March 15, 2016, into a lease termination agreement with Landlord acceptable to Landlord, in its sole and absolute discretion, which provides for the early termination of the CytomX Lease and the surrender of the Second Expansion Premises by CytomX prior to the Target Second Expansion Premises Commencement Date.  Neither Landlord nor Tenant shall have any liability whatsoever to each other relating to or arising from Landlord’s inability or failure to cause the Condition Precedent to be satisfied.  If the Condition Precedent is not satisfied on or before March 15, 2016, this Second Amendment shall terminate in its entirety and shall be null and void and of no further force or effect.

Except as set forth in this Second Amendment: (i) Tenant shall accept the Second Expansion Premises in their condition as of the Second Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Second Expansion Premises; and (iii) Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that Tenant accepts the Second Expansion Premises and that the Second Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that, except as otherwise set forth in this Second Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect

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to the condition of all or any portion of the Second Expansion Premises, and/or the suitability of the Second Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises are suitable for the Permitted Use.

3.

Premises.  Commencing on the Second Expansion Premises Commencement Date, the defined terms for “Premises” and “Rentable Area of Premises” on page 1 of the Lease are deleted in their entirety and replaced with the following:

“Premises:  The Building containing approximately 53,980 rentable square feet, consisting of (i) the “Original Premises” containing approximately 17,507 rentable square feet, (ii) the “Expansion Premises” containing approximately 11,573 rentable square feet, and (iii) the “Second Expansion Premises” containing approximately 24,900 rentable square feet, all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises:  53,980 sq. ft.”

As of the Second Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Second Expansion Premises described on Exhibit A attached to this Second Amendment.

4.	Base Term. Commencing on the Second Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term.  Beginning, (i) with respect to the Original Premises on the Commencement Date, (ii) with respect to the Expansion Space on the Expansion Premises Commencement Date, and (iii) with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date, and ending, with respect to the entire Premises, on January 31, 2024 (“Expiration Date”).”

5.	Base Rent.

a.Existing Premises.  Tenant shall continue to pay Base Rent with respect to the Existing Premises through November 30, 2017, as provided for in the Lease.  Commencing on December 1, 2017, Tenant shall pay Base Rent for the Existing Premises at the rate of $3.40 per rentable square foot of the Existing Premises per month.  Commencing on December 1, 2018, and continuing thereafter on each December 1st during the Base Term (each an “Adjustment Date”), Base Rent for the Existing Premises shall be increased by multiplying the Base Rent payable for the Existing Premises immediately before such Adjustment Date by 3% and adding the resulting amount to the Base Rent payable for the Existing Premises immediately before such Adjustment Date.  Base Rent for the Existing Premises, as so adjusted, shall thereafter be due as provided herein.  Base Rent adjustments for any fractional calendar month shall be prorated.

b.Second Expansion Premises.  For the period commencing on the Second Expansion Premises Commencement Date through June 30, 2017, Tenant shall (in addition to Base Rent for the Existing Premises) pay Base Rent for the Second Expansion Premises at the rate of $2.75 per rentable square foot of Second Expansion Premises per month.  For the period commencing on July 1, 2017, through June 30, 2018, Tenant shall (in addition to Base Rent for the Existing Premises) pay Base Rent for the Second Expansion Premises at the rate of $2.85 per rentable square foot of the Second Expansion Premises per month.  For the period commencing July 1, 2018, through January 31, 2019, Tenant shall (in addition to Base Rent for the Existing Premises) pay Base Rent for the Second Expansion Premises at the rate of $2.95 per rentable square foot of the Second Expansion Premises per month. Commencing on February 1, 2019, Tenant shall (in addition to Base Rent for the Existing Premises) pay Base

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Rent for the Second Expansion Premises at the same per rentable square foot rate that Tenant is then paying for the Existing Premises, as adjusted pursuant to Section 5(a) above.

6.

Tenant’s Share.  Commencing on the Second Expansion Premises Commencement Date, the defined  terms “Tenant’s Share of Operating Expenses of Building” and “Tenant’s Share of Operating Expenses of Project” on page 1 of the Lease are deleted in their entirety and replaced with the following:

“Tenant’s Share of Operating Expenses of Building:  100%”

“Tenant’s Share of Operating Expenses of Project:  50%”

7.	Security Deposit. Commencing on the Second Expansion Premises Commencement Date, the defined term “Security Deposit” on Page 1 of the Lease is deleted in its entirely and replaced with the following:

“Security Deposit:  $440,000”

Landlord currently holds a Security Deposit of $45,518 under the Lease.  On or before the Second Expansion Premises Commencement Date, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $440,000 or an additional Letter of Credit in the amount of $394,482.

8.

Improvements Allowance.  Commencing on the Second Expansion Premises Commencement Date, Landlord shall make available to Tenant a tenant improvement allowance of up to $5.00 per rentable square foot of the Premises, or $269,900 (the “Improvements Allowance”) for the design and construction of fixed and permanent improvements desired by and performed by Tenant in the Premises (the “Premises Improvements”).  Except as otherwise provided in this Section 8, the Improvements Allowance shall be available only for the design and construction of Premises Improvements in the Premises.  Tenant acknowledges that upon the expiration of the Term of the Lease, the Premises Improvements shall become the property of Landlord and may not be removed by Tenant.  Notwithstanding anything to the contrary contained herein, except as otherwise provided in Section 10 below, the Improvements Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Premises.  Except for the Improvements Allowance, Tenant shall be solely responsible for all of the costs of the Premises Improvements.  The Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease.  The contractor for the Premises Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Prior to the commencement of the Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s general contractor, and certificates of insurance from any contractor performing any part of the Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the Premises Improvements, Landlord shall reimburse Tenant for the cost of the Premises Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for

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payment, no later than 30 days following receipt of such draw request.  Upon completion of the Premises Improvements (and prior to any final disbursement of the remaining Improvements Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Premises Improvements and final lien waivers from all such contractors and subcontractors; and (ii) ”as built” plans for the Premises Improvements.  Notwithstanding the foregoing, if the cost of the Premises Improvements exceeds the Improvements Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any of the Improvements Allowance.  The Improvements Allowance shall only be available for use by Tenant for the construction of the Premises Improvements in the Premises until the date that is 12 months after the Second Expansion Premises Commencement Date, and any portion of the Improvements Allowance which has not been requested by Tenant in accordance with this Section 8 on or before the date that is 12 months after the Second Expansion Premises Commencement Date shall be forfeited and shall no longer be available for use by Tenant.

9.	Extension Right. Section 39 of the Lease is hereby deleted in its entirety and replaced with the following:

“39. Right to Extend Term.  Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a)Extension Rights.  Tenant shall have 1 right (the “Extension Right”) to extend the term of this Lease for 2 years (the “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent, the Work Letter and any tenant improvement allowances) by giving Landlord written notice of its election to exercise the Extension Right at least 9 months prior to the expiration of the Base Term of the Lease.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below).  Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined.  As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in comparable laboratory/office buildings in the South San Francisco area for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, parking costs, leasing commissions, allowances or concessions, if any.

If, on or before the date which is 180 days prior to the expiration of the Base Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 39(b).  Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 39(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

(b)Arbitration.

(i)Within 10 days of Tenant’s notice to Landlord of its election  (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”).  If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension

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Term.  If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (as defined below) to determine the Market Rate and escalations.  If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator.  If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term.  The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator.  If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)The authority of the Arbitrator(s) shall be limited strictly to a selection of either Landlord’s Extension Proposal in its entirety or Tenant’s Extension Proposal in its entirety as the Extension Proposal which most closely approximates the Market Rate and escalations.  The Arbitrator(s) shall have no authority to create an independent structure of Market Rate and escalations, combine elements of both Extension Proposals to create a third, or compromise or alter in any way any of the components of the Extension Proposals submitted by the parties.  The sole decision to be made shall be which of the parties’ Extension Proposals in its entirety shall determine the Market Rate and escalations for the Extension Term.

(iii)The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable.  The decision of the single Arbitrator or majority of the 3 Arbitrators shall be final and binding upon the parties.  Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties.  If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made.  After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant.  Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iv)An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and:  (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the San Francisco Bay area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the San Francisco Bay area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c)Rights Personal.  The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(d)Exceptions.  Notwithstanding anything set forth above to the contrary, the Extension Right shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Right:

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(i)during any period of time that Tenant is in Default under any provision of this Lease; or

(ii)if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

(e)No Extensions.  The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

(f)Termination.  The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.”

10.	Furniture.

a.As of the date of this Second Amendment, Cytomx owns certain furniture currently located in the Second Expansion Premises, which furniture is more particularly described on Exhibit B attached hereto (the “Furniture”).  Notwithstanding anything to the contrary contained in Section 8 above, Tenant may use a portion of the Improvements Allowance, up to $50,000, to acquire the Furniture from Cytomx.  If Tenant acquires any of the Furniture, (a) Tenant shall have no right to remove any of the Furniture from the Premises and (b) the Furniture shall be surrendered at the expiration or the earlier termination of the Term in substantially the same condition as received by Tenant, except for ordinary wear and tear and casualty, and the Furniture shall become the property of Landlord at no cost to Landlord.

b.Any and all furniture (other than the Furniture) located within the Second Expansion Premises as of the Second Expansion Premises Commencement Date belongs to Landlord (“Landlord’s SEP Furniture”).  Commencing on the Second Expansion Premises Commencement Date, Tenant shall have the right, at no additional cost, to use Landlord’s SEP Furniture.  Tenant shall use reasonable efforts to maintain Landlord’s SEP Furniture and return the same to Landlord at the expiration or earlier termination of the Term in the same condition as received by Tenant, except for ordinary wear and tear and casualty.

11.

OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

12.

Disclosure.  For purposes of Section 1938 of the California Civil Code, as of the date of this Second Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

13.	No Recapture Right. Notwithstanding anything to the contrary contained in the Lease, as amended by this Second Amendment, except as otherwise provided in Section 20(d) of the
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Lease, Landlord shall have no right to terminate the Lease or to recapture any portion of the Second Expansion Premises in connection with Tenant’s subletting of all or any portion of the Second Expansion Premises.

14.	Miscellaneous.

a.This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Savills Studley.  Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Savills Studley, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.  Landlord shall pay any commission due to Savills Studley pursuant to a separate written agreement between Landlord and Savills Studley.

c.This Second Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

d.This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

e.Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment.  In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail.  Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

TENANT:

CALITHERA BIOSCIENCES, INC.,

a Delaware corporation

By: /s/ Susan M. Molineaux

Its: President & CEO

LANDLORD:

ARE-TECHNOLOGY CENTER SSF, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member
By:	ARE-QRS CORP., a Maryland corporation, general partner

By: /s/ Eric S. Johnson
Its: Senior Vice President, RE Legal Affairs

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Exhibit A

Second Expansion Premises

Exhibit B

Furniture

Description
Tella Veneer Private Office Maple Veneer
72" Round Conference Table - Rm 23 - 343 OP
8' Maple Veneer Conference Table-Rm. 111
(8) Tella Veneer Private Office Maple Veneer
Gunlock Veneer Conference Rectangular Table
(6) Tella Veneer Private Office Maple Veneer-Rm. 153-158
Hinged Door Credenza-24"x72"x36-Boardroom
14' Maple Conference Table w/ Power & Data Cap.
TELLA VENEER PRIVATE OFFICE MAPLE VENEER TAG: ROOM 120
1st Floor Cubes & Filing Cabinets
1st Floor Chairs, Triple Paddle Mesh Back Task Chair (67)
1st Floor Cabinets, Novo 4x6 stations (67)
1st Floor All Hands Room Chairs, Brayton Side Chair (50)
1st Floor All Hands Room Chairs Black (32)
1st Floor All hands Tables, Round Occasional Table (5)
1st Floor Office Chairs, Geiger Greenwich Guest Chair (30)
1st Floor Collaboration Area, Manhattan 9881 Club Chair Latte w/ Cherry Legs (4)
1st Floor Conference Room Boardroom Mayline 2547 Chairs (25)
1st Floor 2 Drawer Cabinets, Free-Standing Drawer Lateral 42" wide (6)
1st Floor 3 Drawer Cabinets, Free-Standing Drawer Lateral 42" wide (21)
1st Floor 4 Drawer Cabinets, Free-Standing Drawer Lateral 42" wide (9)
1st Floor Conference Room Projecters (3)
1st Floor Refrigerators (2)